CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Directors
of Marmion Industries Corp.

We hereby consent to the use in the Registration Statement of Marmion Industries Corp. on Amendment No. 2 to Form SB-2 (File No. 333-142046) and related prospectuses of our audit report dated March 29, 2007, with respect to the consolidated financial statements of Marmion Industries Corp., which report appears in this Amendment No. 2 to Form SB-2 of Marmion Industries Corp. for the years ended December 31, 2006 and 2005. We also consent to the reference of our name as it appears under the caption “Experts.”

/s/ Sherb & Co., LLP

Certified Public Accountants
New York, New York

June 20, 2007